Exhibit 1.01

Windstream Holdings, Inc.
Windstream Services, LLC
Conflict Minerals Report
For the Year ended December 31, 2016

Rule 13p-l under the Securities Exchange Act of 1934 and Form SD (together, the “Rule”) require a public reporting company to conduct certain inquiries and due diligence, and make related disclosures when the company manufactures or contracts to manufacture products containing conflict minerals necessary to the functionality or production of those products. Conflict minerals, as defined by the U.S. Securities and Exchange Commission (“SEC”), are cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”) for the purposes of this Conflict Minerals Report (the “Report”). The statute underlying the Rule, Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, was prompted by the U.S. Congress’ concern that exploitation and trade of conflict minerals in the Democratic Republic of Congo (“DRC”) and neighboring countries (together with the DRC, referred to as the “Covered Countries”) are helping to finance armed groups engaging in extreme levels of violent conflict and committing human rights abuses, creating a humanitarian crisis.

Pursuant to the Rule, if following a good faith reasonable country of origin inquiry (“RCOI”), a company knows or has reason to believe that any of the necessary conflict minerals in its supply chain may have originated in the Covered Countries and may not be from recycled or scrap resources, then the company must exercise due diligence regarding the conflict minerals’ source and chain of custody and file a report describing its due diligence measures.

This Report has been prepared pursuant to the Rule and describes the RCOI and due diligence measures of Windstream Holdings, Inc. (“Windstream Holdings”) and Windstream Services, LLC (“Windstream Services”) for the reporting period January 1, 2016 to December 31, 2016. Unless the context indicates otherwise, the terms “Windstream,” “we,” or “our” refer to Windstream Holdings and its subsidiaries, including Windstream Services.

Company Overview

Windstream is a leading provider of advanced network communications and technology solutions for consumers, businesses, enterprise organizations and wholesale customers across the United States. We provide data, cloud solutions, unified communications and managed services to small business and enterprise clients. We also offer bundled services, including broadband, security solutions, voice and digital television to consumers. We supply core transport solutions on a local and long-haul fiber-optic network spanning approximately 147,000 miles. Our basic offerings are classified in the following categories: consumer, small business, wholesale, and enterprise. Our consumer services primarily consist of high-speed Internet, traditional voice and video services. Our small business service offerings include a wide range of advanced Internet voice and web conferencing products. Wholesale services include network bandwidth to other telecommunication carriers, network operators and content providers. Enterprise services include multi-site networking, integrated voice and data services, Unified Communications as a Service, Contact Center as a Service and hosted voice, colocation and data center services, managed network services, and other cloud application services.

To provide the services above, Windstream typically sources customer premise network and communication equipment from outside suppliers. However, Windstream has one subsidiary, Allworx Corp. (“Allworx”) which designs and supports its own customer premise equipment.

Management Framework

In consideration of the implementation of the Rule, we established an internal team to oversee the design, development and implementation of our framework for a conflict minerals compliance program. Our internal team includes subject matter experts from relevant functions such as purchasing, quality assurance, manufacturing, and external reporting. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by our Senior Consultant of External Reporting. Windstream’s Disclosure Committee, comprised of members of executive and senior management, and the Audit Committee of Windstream Holdings’ Board of Directors are briefed about the results of our due diligence efforts on a regular basis.

The team considered the management framework and methodologies for the RCOI and due diligence process, including: determination of in-scope products and suppliers; education and engagement of suppliers to solicit information about the existence and sourcing of conflict minerals in supplier provided materials, components and products; and quality assurance and verification processes as described further below. Our conflict minerals compliance program was designed to conform in all material respects to the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition and the related supplements for gold, tin, tantalum and tungsten (the “OECD Guidance”), specifically as they relate to our position in the minerals supply chain as a downstream company.

Determination of Products, Components and Related Suppliers

Windstream performed a comprehensive analysis of our products, and the role that suppliers play throughout our manufacturing and product delivery processes. Through this analysis, we determined, to the best of our knowledge, that Allworx is our only subsidiary that manufactures or contracts to manufacture products with components containing 3TG. Allworx designs and supports customer premise equipment that is manufactured by two contract manufacturers (the “Contract Manufacturers”). This equipment, primarily VoIP phones and PBX servers (“Allworx CPE”), is comprised of components that contain 3TG, and these components are sourced by the Contract Manufacturers. Windstream does not make direct purchases of raw ore or unrefined conflict minerals and makes no direct purchases in the Covered Countries. Allworx CPE sales accounted for less than 1.0 percent of Windstream’s overall revenue for the year ended December 31, 2016.

Accordingly, for the purposes of this Report only the direct suppliers of the Contract Manufacturers were considered.

Supplier Engagement

As a “downstream company” in the metals supply chain, we are many tiers removed from smelters and refiners (“SORs”) that process the metals found in our final products, and there are many intervening third parties between the original sources of conflict minerals and us. Therefore, we must rely on our immediate suppliers, with which we have business relationships, to provide information regarding the sourcing, including country of origin, of necessary conflict minerals. Our immediate suppliers, in turn, typically, are also downstream in the supply chain and have similar challenges in achieving supply chain transparency. Due to the limited number of certain component suppliers, it can be difficult to switch to another supplier if an existing supplier is not responsive, making supplier engagement and participation especially important.

To educate suppliers and facilitate compliance with the Rule, a new provision was incorporated into the terms and conditions of our standard master purchasing agreement templates. Additionally, we are integrating these terms and conditions into contractual agreements with suppliers as master agreements are executed with new suppliers and renewed with existing suppliers. Note, because not all suppliers use the standard master purchasing agreement template and most supply contracts have multi-year terms, it will take a number of years to ensure all supplier contracts contain the appropriate conflict minerals-related clauses.

Under the terms of our standard master purchasing agreement, suppliers agree to comply with the Rule, including providing us with information regarding the country of origin and source of conflict minerals used in the supplier goods sold to us. If a supplier is found to not be in compliance with these objectives, the supplier is expected to develop, implement and document plans to remedy the non-compliance. Windstream has the right to terminate its relationship with the supplier in the event of continued non-compliance that cannot be resolved.

We engaged a third-party data collection vendor, GreenSoft Technology, Inc. (“GreenSoft”), to conduct outreach and archive the received supplier responses to our RCOI for the Contract Manufacturers. GreenSoft used the standard Conflict Minerals Reporting Template (“CMRT”) established by the Conflict-Free Sourcing Initiative (“CFSI”), an initiative of the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative. The SORs identified in the supply chain survey were compared to the list of smelter and refining facilities identified as “conflict free” by the CFSI’s Conflict Free Smelter Program (“CFSP”) for tantalum, tin, tungsten and gold. Through the CFSP validation process, which is voluntary, an independent third party audits the procurement and processing activities of a SOR to determine if it showed sufficient documentation to demonstrate with reasonable confidence that the minerals the smelter or refiner processed originated from conflict free sources. CFSP-compliant SORs receive a “conflict free” designation from CFSI.

Assessment of Risk in the Supply Chain

Analysis of Supplier Responses

As stated above, we conducted a supply chain survey of the direct suppliers of the Contract Manufacturers to obtain country of origin information for the necessary conflict minerals in the Allworx CPE. The supply chain survey requested the suppliers to identify the smelters, refineries, or recyclers and scrap supplier sources, as well as countries of origin of the conflict minerals in products they supply. We also leveraged data from CFSI and the CFSP to trace the mine of origin of the 3TG to its ore level and compared the SORs identified in the surveys against the lists of facilities which have received a “conflict free” designation by the CFSP, which provides country of origin information on the conflict minerals sourced by such facilities. Based on this RCOI, we know or have reason to believe that a portion of the necessary conflict minerals in the Allworx CPE originated or may have originated in the Covered Countries and, we know or have reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources. Below is a summary of the country of origin information collected as a result of our RCOI efforts.

We have identified 129 direct suppliers to the Contract Manufacturers. Of these suppliers, we received 128 responses to our supply chain survey. Sixty-one direct suppliers indicated they sourced at least one conflict mineral from the Covered Countries. The table below identifies the number of these direct suppliers by conflict mineral sourced from the Covered Countries and their SORs’ CFSP designation:

	Tantalum	Tin	Gold	Tungsten
Direct suppliers to the Contract Manufacturers sourcing from Covered Countries	36	60	14	35
All SORs validated as CFSP-compliant	6	19	10	23
One or more SORs not currently CFS certified	30	41	4	12

As the result of our RCOI, we identified 351 SORs within our supply chain, of which 251 are on CFSI’s list of CFSP-compliant SORs and considered to be conflict free. With respect to the other 100, the CFSI has not provided an opinion whether the minerals procured from these SORs originate from the Covered Countries.

We determined that certain components used in the Allworx CPE contain 3TG, which originated in the following countries: Argentina, Australia, Austria, Azerbaijan, Belgium, Bolivia, Brazil, Burkina Faso, Burundi, Canada, Chile, China, DRC, Ecuador, Ethiopia, Germany, Ghana, Guinea, Guyana, Hong Kong, India, Indonesia, Japan, Kazakhstan, Laos, Liberia, Malaysia, Mauritania, Mexico, Morocco, Mozambique, Myanmar, Namibia, Nigeria, Peru, Philippines, Poland, Portugal, Republic of the Congo, Russia, Rwanda, Sierra Leone, South Africa, Spain, Switzerland, Taiwan, Tanzania, Thailand, United States of America and Vietnam.

Smelters have been identified as being located in the following countries: Australia, Austria, Belgium, Bolivia, Brazil, Canada, China, Czech Republic, Estonia, France, Germany, India, Indonesia, Italy, Japan, Kazakhstan, Kyrgyzstan, Macedonia, Malaysia, Mexico, Netherlands, New Zealand, Norway, Peru, Philippines, Poland, Republic of Korea, Russian Federation, Rwanda, Saudi Arabia, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, United Arab Emirates, United States of America, Uzbekistan, Vietnam and Zambia.

Set forth below is the list of SORs identified within our supply chain during 2016 as of March 31, 2017. For more details and the most current status of each smelter, please visit the CFSI website at www.conflictfreesourcing.org.

Smelters and Refiners	Metal
Abington Reldan Metals, LLC	Gold
Advanced Chemical Company *	Gold
Aida Chemical Industries Co., Ltd. *	Gold
Al Etihad Gold Refinery DMCC *	Gold
Allgemeine Gold-und Silberscheideanstalt A.G. *	Gold
Almalyk Mining and Metallurgical Complex (AMMC) *	Gold
AngloGold Ashanti Córrego do Sítio Mineração *	Gold
Argor-Heraeus S.A. *	Gold
Asahi Pretec Corporation *	Gold
Asahi Refining Canada Ltd. *	Gold
Asahi Refining USA Inc. *	Gold

Smelters and Refiners	Metal
Asaka Riken Co., Ltd. *	Gold
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Gold
AU Traders and Refiners *	Gold
AURA-II	Gold
Aurubis AG *	Gold
Bangalore Refinery	Gold
Bangko Sentral ng Pilipinas (Central Bank of the Philippines) *	Gold
Bauer Walser AG *	Gold
Boliden AB *	Gold
C. Hafner GmbH + Co. KG *	Gold
Caridad	Gold
CCR Refinery - Glencore Canada Corporation *	Gold
Cendres + Métaux S.A.	Gold
Chimet S.p.A. *	Gold
Chugai Mining	Gold
Daejin Indus Co., Ltd. *	Gold
Daye Non-Ferrous Metals Mining Ltd. *	Gold
Do Sung Corporation *	Gold
DODUCO GmbH *	Gold
Dowa *	Gold
Eco-System Recycling Co., Ltd. *	Gold
Elemetal Refining, LLC *	Gold
Emirates Gold DMCC *	Gold
Faggi Enrico S.p.A.	Gold
Fidelity Printers and Refiners Ltd.	Gold
Gansu Seemine Material Hi-Tech Co., Ltd.	Gold
Geib Refining Corporation *	Gold
Great Wall Precious Metals Co., Ltd. of CBPM *	Gold
Guangdong Jinding Gold Limited	Gold
Gujarat Gold Centre	Gold
Guoda Safina High-Tech Environmental Refinery Co., Ltd.	Gold
Hangzhou Fuchunjiang Smelting Co., Ltd.	Gold
Heimerle + Meule GmbH *	Gold
Henan Yuguang Gold and Lead Co., Ltd	Gold
Heraeus Ltd. Hong Kong *	Gold
Heraeus Precious Metals GmbH & Co. KG *	Gold
Hunan Chenzhou Mining Co., Ltd.	Gold
HwaSeong CJ Co., Ltd.	Gold
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd. *	Gold
Ishifuku Metal Industry Co., Ltd. *	Gold
Istanbul Gold Refinery *	Gold
Japan Mint *	Gold
Jiangxi Copper Co., Ltd. *	Gold
JSC Ekaterinburg Non-Ferrous Metal Processing Plant *	Gold
JSC Uralelectromed *	Gold
JX Nippon Mining & Metals Co., Ltd. *	Gold
K.A.Rasmussen A.S.	Gold
Kaloti Precious Metals	Gold
Kazakhmys Smelting LLC	Gold

Smelters and Refiners	Metal
Kazzinc *	Gold
Kennecott Utah Copper LLC *	Gold
KGHM Polska Miedź Spółka Akcyjna	Gold
Kojima Chemicals Co., Ltd. *	Gold
Korea Metal Co., Ltd.	Gold
Korea Zinc Co., Ltd. *	Gold
Kyrgyzaltyn JSC *	Gold
L'azurde Company For Jewelry *	Gold
Lingbao Gold Co., Ltd.	Gold
Lingbao Jinyuan Tonghui Refinery Co., Ltd.	Gold
LS-NIKKO Copper Inc. *	Gold
Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	Gold
Materion *	Gold
Matsuda Sangyo Co., Ltd. *	Gold
Metalor Technologies (Hong Kong) Ltd. *	Gold
Metalor Technologies (Singapore) Pte., Ltd. *	Gold
Metalor Technologies (Suzhou) Ltd. *	Gold
Metalor Technologies S.A. *	Gold
Metalor USA Refining Corporation *	Gold
Metalúrgica Met-Mex Peñoles S.A. De C.V. *	Gold
Mitsubishi Materials Corporation *	Gold
Mitsui Mining and Smelting Co., Ltd. *	Gold
MMTC-PAMP India Pvt., Ltd. *	Gold
Modeltech Sdn Bhd	Gold
Morris and Watson	Gold
Moscow Special Alloys Processing Plant *	Gold
Nadir Metal Rafineri San. Ve Tic. A.Ş. *	Gold
Navoi Mining and Metallurgical Combinat *	Gold
Nihon Material Co., Ltd. *	Gold
Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH *	Gold
Ohura Precious Metal Industry Co., Ltd. *	Gold
OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet) *	Gold
OJSC Kolyma Refinery	Gold
OJSC Novosibirsk Refinery *	Gold
PAMP S.A. *	Gold
Penglai Penggang Gold Industry Co., Ltd.	Gold
Prioksky Plant of Non-Ferrous Metals *	Gold
PT Aneka Tambang (Persero) Tbk *	Gold
PX Précinox S.A. *	Gold
Rand Refinery (Pty) Ltd. *	Gold
Remondis Argentia B.V.	Gold
Republic Metals Corporation *	Gold
Royal Canadian Mint *	Gold
SAAMP *	Gold
Sabin Metal Corporation	Gold
SAFINA A.S.	Gold
Sai Refinery	Gold
Samduck Precious Metals *	Gold
SAMWON Metals Corporation	Gold

Smelters and Refiners	Metal
SAXONIA Edelmetalle GmbH *	Gold
Schone Edelmetaal B.V. *	Gold
SEMPSA Joyería Platería S.A. *	Gold
Shandong Tiancheng Biological Gold Industrial Co., Ltd.	Gold
Shandong Yanggu Xiangguang Co. Ltd.	Gold
Shandong Zhaojin Gold & Silver Refinery Co., Ltd. *	Gold
Sichuan Tianze Precious Metals Co., Ltd. *	Gold
Singway Technology Co., Ltd. *	Gold
So Accurate Group, Inc.	Gold
SOE Shyolkovsky Factory of Secondary Precious Metals *	Gold
Solar Applied Materials Technology Corp. *	Gold
Sudan Gold Refinery	Gold
Sumitomo Metal Mining Co., Ltd. *	Gold
T.C.A S.p.A *	Gold
Tanaka Kikinzoku Kogyo K.K. *	Gold
The Refinery of Shandong Gold Mining Co., Ltd. *	Gold
Tokuriki Honten Co., Ltd. *	Gold
Tongling Nonferrous Metals Group Co., Ltd.	Gold
Tony Goetz NV *	Gold
TOO Tau-Ken-Altyn	Gold
Torecom *	Gold
Umicore Brasil Ltda. *	Gold
Umicore Precious Metals Thailand *	Gold
Umicore S.A. Business Unit Precious Metals Refining *	Gold
United Precious Metal Refining, Inc. *	Gold
Universal Precious Metals Refining Zambia	Gold
Valcambi S.A. *	Gold
Western Australian Mint trading as The Perth Mint *	Gold
WIELAND Edelmetalle GmbH *	Gold
Yamamoto Precious Metal Co., Ltd. *	Gold
Yokohama Metal Co., Ltd. *	Gold
Yunnan Copper Industry Co., Ltd.	Gold
Zhongkuang Gold Industry Co., Ltd	Gold
Zhongyuan Gold Smelter of Zhongjin Gold Corporation *	Gold
Zijin Mining Group Co., Ltd. Gold Refinery *	Gold
Advanced Metallurgical Group N.V.	Tantalum
Changsha South Tantalum Niobium Co., Ltd. *	Tantalum
Conghua Tantalum and Niobium Smeltry *	Tantalum
D Block Metals, LLC *	Tantalum
Duoluoshan *	Tantalum
E.S.R. Electronics	Tantalum
Exotech Inc. *	Tantalum
F&X Electro-Materials Ltd. *	Tantalum
FIR Metals & Resource Ltd. *	Tantalum
Global Advanced Metals Aizu *	Tantalum
Global Advanced Metals Boyertown *	Tantalum
Guangdong Zhiyuan New Material Co., Ltd. *	Tantalum
Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	Tantalum
H.C. Starck Co., Ltd. *	Tantalum

Smelters and Refiners	Metal
H.C. Starck GmbH Goslar *	Tantalum
H.C. Starck GmbH Laufenburg	Tantalum
H.C. Starck Hermsdorf GmbH *	Tantalum
H.C. Starck Inc. *	Tantalum
H.C. Starck Ltd. *	Tantalum
H.C. Starck Smelting GmbH & Co. KG *	Tantalum
Hengyang King Xing Lifeng New Materials Co., Ltd. *	Tantalum
Hi-Temp Specialty Metals, Inc. *	Tantalum
Jiangxi Dinghai Tantalum & Niobium Co., Ltd. *	Tantalum
Jiangxi Tuohong New Raw Material *	Tantalum
JiuJiang JinXin Nonferrous Metals Co., Ltd. *	Tantalum
Jiujiang Tanbre Co., Ltd. *	Tantalum
Jiujiang Zhongao Tantalum & Niobium Co., Ltd. *	Tantalum
KEMET Blue Metals *	Tantalum
KEMET Blue Powder *	Tantalum
King-Tan Tantalum Industry Ltd. *	Tantalum
LSM Brasil S.A. *	Tantalum
Metallurgical Products India Pvt., Ltd. *	Tantalum
Mineração Taboca S.A. *	Tantalum
Mitsui Mining and Smelting Co., Ltd. *	Tantalum
Molycorp Silmet A.S. *	Tantalum
Ningxia Orient Tantalum Industry Co., Ltd. *	Tantalum
Plansee SE Liezen	Tantalum
Plansee SE Reutte	Tantalum
Power Resources Ltd. *	Tantalum
QuantumClean *	Tantalum
Resind Indústria e Comércio Ltda. *	Tantalum
RFH Tantalum Smeltry Co., Ltd. *	Tantalum
Solikamsk Magnesium Works OAO *	Tantalum
Taki Chemical Co., Ltd. *	Tantalum
Telex Metals *	Tantalum
Tranzact, Inc. *	Tantalum
Ulba Metallurgical Plant JSC *	Tantalum
XinXing HaoRong Electronic Material Co., Ltd. *	Tantalum
Yichun Jin Yang Rare Metal Co., Ltd. *	Tantalum
Zhuzhou Cemented Carbide Group Co., Ltd. *	Tantalum
Alpha *	Tin
An Thai Minerals Co., Ltd.	Tin
An Vinh Joint Stock Mineral Processing Company	Tin
Changzhou Guangyu Lantian Technology Co., Ltd.	Tin
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd. *	Tin
China Tin Group Co., Ltd. *	Tin
CINTAS METALICAS S.A	Tin
CNMC (Guangxi) PGMA Co., Ltd.	Tin
Cooperativa Metalurgica de Rondônia Ltda. *	Tin
CV Ayi Jaya *	Tin
CV Dua Sekawan *	Tin
CV Gita Pesona *	Tin
CV Serumpun Sebalai *	Tin

Smelters and Refiners	Metal
CV Tiga Sekawan *	Tin
CV United Smelting *	Tin
CV Venus Inti Perkasa *	Tin
Dowa *	Tin
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Tin
Elmet S.L.U. *	Tin
Empresa Metalúrgica Vinto *	Tin
Estanho de Rondônia S.A.	Tin
Feinhütte Halsbrücke GmbH	Tin
Fenix Metals *	Tin
Gejiu Fengming Metallurgy Chemical Plant *	Tin
Gejiu Jinye Mineral Company *	Tin
Gejiu Kai Meng Industry and Trade LLC	Tin
Gejiu Non-Ferrous Metal Processing Co., Ltd. *	Tin
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	Tin
Gejiu Zili Mining And Metallurgy Co., Ltd.	Tin
Guanyang Guida Nonferrous Metal Smelting Plant *	Tin
Hayes Metals	Tin
Hongqiao Metals (Kunshan) Co., Ltd.	Tin
HuiChang Hill Tin Industry Co., Ltd. *	Tin
Huichang Jinshunda Tin Co., Ltd.	Tin
Jiangxi Ketai Advanced Material Co., Ltd. *	Tin
Linwu Xianggui Ore Smelting Co., Ltd.	Tin
Magnu's Minerais Metais e Ligas Ltda. *	Tin
Malaysia Smelting Corporation (MSC) *	Tin
Melt Metais e Ligas S.A. *	Tin
Metahub Industries Sdn. Bhd.	Tin
Metallic Resources, Inc. *	Tin
Metallo-Chimique N.V. *	Tin
Mineração Taboca S.A. *	Tin
Minsur *	Tin
Mitsubishi Materials Corporation *	Tin
Modeltech Sdn Bhd	Tin
Nankang Nanshan Tin Manufactory Co., Ltd.	Tin
Nghe Tinh Non-Ferrous Metals Joint Stock Company	Tin
Novosibirsk Processing Plant Ltd.	Tin
O.M. Manufacturing (Thailand) Co., Ltd. *	Tin
O.M. Manufacturing Philippines, Inc. *	Tin
Operaciones Metalurgical S.A. *	Tin
Phoenix Metal Ltd.	Tin
PT Alam Lestari Kencana	Tin
PT Aries Kencana Sejahtera *	Tin
PT Artha Cipta Langgeng *	Tin
PT ATD Makmur Mandiri Jaya *	Tin
PT Babel Inti Perkasa *	Tin
PT Bangka Kudai Tin	Tin
PT Bangka Prima Tin *	Tin
PT Bangka Putra Karya	Tin
PT Bangka Timah Utama Sejahtera	Tin

Smelters and Refiners	Metal
PT Bangka Tin Industry *	Tin
PT Belitung Industri Sejahtera *	Tin
PT BilliTin Makmur Lestari	Tin
PT Bukit Timah *	Tin
PT Cipta Persada Mulia *	Tin
PT DS Jaya Abadi *	Tin
PT Eunindo Usaha Mandiri *	Tin
PT Fang Di MulTindo	Tin
PT Inti Stania Prima *	Tin
PT Justindo	Tin
PT Karimun Mining *	Tin
PT Kijang Jaya Mandiri *	Tin
PT Mitra Stania Prima *	Tin
PT O.M. Indonesia *	Tin
PT Panca Mega Persada *	Tin
PT Pelat Timah Nusantara Tbk	Tin
PT Prima Timah Utama *	Tin
PT Refined Bangka Tin *	Tin
PT Sariwiguna Binasentosa *	Tin
PT Seirama Tin Investment	Tin
PT Stanindo Inti Perkasa *	Tin
PT Sukses Inti Makmur *	Tin
PT Sumber Jaya Indah *	Tin
PT Tambang Timah *	Tin
PT Timah (Persero) Tbk Mentok *	Tin
PT Tinindo Inter Nusa *	Tin
PT Tirus Putra Mandiri	Tin
PT Tommy Utama *	Tin
PT Wahana Perkit Jaya	Tin
Resind Indústria e Comércio Ltda. *	Tin
Rui Da Hung *	Tin
Shaoxing Tianlong Tin Materials Co., Ltd	Tin
Soft Metais Ltda. *	Tin
Super Ligas	Tin
Thaisarco *	Tin
Tuyen Quang Non-Ferrous Metals Joint Stock Company	Tin
VQB Mineral and Trading Group JSC *	Tin
White Solder Metalurgia e Mineração Ltda. *	Tin
Xianghualing Tin Industry Co., Ltd.	Tin
Xinmao Xiye (Tin Company)	Tin
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	Tin
Yunnan Tin Company, Ltd. *	Tin
Zhongshan Jinye Smelting Co., Ltd	Tin
A.L.M.T. TUNGSTEN Corporation *	Tungsten
ACL Metais Eireli	Tungsten
Asia Tungsten Products Vietnam Ltd. *	Tungsten
Chenzhou Diamond Tungsten Products Co., Ltd. *	Tungsten
Chongyi Zhangyuan Tungsten Co. Ltd. *	Tungsten
Dayu Jincheng Tungsten Industry Co., Ltd.	Tungsten

Smelters and Refiners	Metal
Dayu Weiliang Tungsten Co., Ltd.	Tungsten
Fujian Jinxin Tungsten Co., Ltd. *	Tungsten
Ganxian Shirui New Material Co., Ltd.	Tungsten
Ganzhou Haichuang Tungsten Industry Co., Ltd.	Tungsten
Ganzhou Huaxing Tungsten Products Co., Ltd. *	Tungsten
Ganzhou Jiangwu Ferrotungsten Co., Ltd. *	Tungsten
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	Tungsten
Ganzhou Seadragon W & Mo Co., Ltd. *	Tungsten
Ganzhou Yatai Tungsten Co., Ltd.	Tungsten
Global Tungsten & Powders Corporation *	Tungsten
Guangdong Xianglu Tungsten Co., Ltd. *	Tungsten
H.C. Starck GmbH *	Tungsten
H.C. Starck Smelting GmbH & Co. KG *	Tungsten
Hunan Chenzhou Mining Co., Ltd. *	Tungsten
Hunan Chuangda Metallurgy Group Co. Ltd. *	Tungsten
Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	Tungsten
Hunan Chunchang Nonferrous Metals Co., Ltd. *	Tungsten
Hydrometallurg, JSC *	Tungsten
Japan New Metals Co., Ltd. *	Tungsten
Jiangwu H.C. Starck Tungsten Products Co., Ltd. *	Tungsten
Jiangxi Dayu Longxintai Tungsten Co., Ltd.	Tungsten
Jiangxi Gan Bei Tungsten Co., Ltd. *	Tungsten
Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	Tungsten
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd. *	Tungsten
Jiangxi Xinsheng Tungsten Industry Co., Ltd. *	Tungsten
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd. *	Tungsten
Jiangxi Yaosheng Tungsten Co., Ltd. *	Tungsten
Kennametal Fallon *	Tungsten
Kennametal Huntsville *	Tungsten
Malipo Haiyu Tungsten Co., Ltd. *	Tungsten
Moliren Ltd. *	Tungsten
Niagara Refining LLC *	Tungsten
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC *	Tungsten
Philippine Chuangxin Industrial Co., Inc. *	Tungsten
Pobedit, JSC	Tungsten
Sanher Tungsten Vietnam Co., Ltd.	Tungsten
South-East Nonferrous Metal Company Limited of Hengyang City *	Tungsten
Tejing (Vietnam) Tungsten Co., Ltd. *	Tungsten
Unecha Refractory metals plant *	Tungsten
Vietnam Youngsun Tungsten Industry Co., Ltd. *	Tungsten
Wolfram Bergbau und Hütten AG *	Tungsten
Woltech Korea Co., Ltd. *	Tungsten
Xiamen Tungsten (H.C.) Co., Ltd. *	Tungsten
Xiamen Tungsten Co., Ltd. *	Tungsten
Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd. *	Tungsten
Xinhai Rendan Shaoguan Tungsten Co., Ltd. *	Tungsten
* Indicates smelters and refiners which have received a “conflict free” designation from the CFSP.

SOR Verification

SORs, given their position upstream in the supply chain, are in a better position to know the source of 3TG coming into their facilities. Therefore, we attempted to identify risks in the supply chain by assessing the due diligence practices of the SORs associated with the identified components.

A little more than half of the responding 3TG suppliers provided SOR information for all applicable metals, and those that provided such information identified hundreds of entities alleged to be SORs. If SOR information was provided by a supplier, GreenSoft attempted to verify that the entities identified as SORs were actually metals processors. Where it was found that the name of an entity provided as an SOR was not directly involved in the smelting, refining or recycling of the relevant metal, the supplier who provided the information was contacted to attempt to obtain additional information about the origin of its 3TG.

If a SOR name was verified as a metals processor, then GreenSoft attempted to match the SOR to available lists of SORs that have been certified by internationally recognized validation programs, such as the CFSP and the London Bullion Market Association Good Delivery Program. Suppliers associated with certified SORs were assumed to have responsibly obtained the relevant 3TG from sources that did not directly or indirectly finance or otherwise benefit armed groups in the Covered Countries. If a SOR was not certified by an internationally recognized validation program, GreenSoft (i) attempted to contact the SOR to gain more information about its sourcing practices and (ii) conducted additional research regarding the SOR’s sourcing practices.

Considerations Regarding Survey Responses

Although information was requested specifically for the components in our products, a portion of the suppliers responded generally to the survey, providing the same answers that they provide to every customer requesting conflict mineral information. Therefore, we were unable to determine whether any 3TG reported by those suppliers was actually in our products or to validate that any of the identified SORs were actually in our supply chain.

Conclusion

For the 2016 reporting period, we do not have conclusive information regarding the country of origin of, or facilities used to process, all components containing 3TG. Our efforts to determine the mine or location of origin of the necessary conflict minerals in the components with the greatest possible specificity consisted of the due diligence measures described in this Report, and although a portion of the SORs identified were matched to certified lists, not all necessary conflict minerals in the components containing 3TG were confirmed to be sourced from all certified SORs. Because the majority of information received from the Contract Manufacturers’ immediate suppliers was not complete, accurate or reliable, and taking into account the considerations regarding survey responses described above, the verification and quality assurance processes described above are ongoing.

Supply Chain Risk Management and Mitigation

Our focus on supplier communication, including engaging GreenSoft to conduct outreach and archive supplier responses received to our RCOI for the Contract Manufacturers in 2016 improved our supplier response rate and accuracy of suppliers’ smelters surveys used to determine conflict mineral status.

Due to the breadth and complexity of our products and respective supply chain, it will take time for the various supply chain and industry participants to institute programs and agreed processes to gather verifiable information on conflict minerals sourcing and chain of custody. Our due diligence program is an iterative process and progress will be incremental over time. Using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard CFSI/CFSP, and continuing our outreach efforts, we hope to further develop transparency into our supply chain.

During 2017, we plan to continue to review and further develop our due diligence program with respect to 3TG. As part of these efforts, we expect to:

•
Focus on obtaining complete CMRTs from all suppliers and continue to work with our third-party data collection vendor to update and verify the accuracy of suppliers’ smelters surveys to determine conflict mineral status.

•
Identify suppliers utilizing non-CFSP compliant smelters and, if alternate CFSP-compliant suppliers are available and approved for use, remove them from the approved vendor list until such time as they become CFSP compliant.

Independent Third-Party Audit of SOR Due Diligence Practices

We do not have a direct relationship with any SORs, and therefore we do not perform direct audits of the due diligence practices of these entities. We must instead rely on internationally recognized validation programs that facilitate independent third-party audits of SORs and validate that an SOR has met the requirements of the OECD Guidance. Furthermore, we rely upon industry efforts (for example, EICC and CFSI) to influence smelters and refineries to get audited and certified through the CFSP.

Report on Supply Chain Due Diligence

As indicated in the Form SD, this Report is publicly available on our website at www.windstream.com.